Exhibit 10.19

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement ("Agreement") is made and entered into as of January 31, 2007, by and between BroadWebAsia, Inc., a British Virgin Islands corporation (the "Company"), and James Iacabucci ("Stockholder").

WHEREAS, pursuant to that certain Employment Agreement, dated as of the date hereof  ("Employment Agreement"), Stockholder has been issued three hundred forty-five thousand (345,000) shares ("Shares") of the capital stock of the Company, par value $.00004 per share ("Stock"), which represents approximately three percent (3%) of the currently issued and outstanding shares of Stock; and

WHEREAS, in connection with the issuance of the Shares pursuant to the Employment Agreement, the parties desire to provide to the Company a right of repurchase for the Shares issued to Stockholder.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Scope of Repurchase Right. The Company shall have the right (but not an obligation) to repurchase the Shares issued to Stockholder pursuant to the Employment Agreement (the "Restricted Stock"), as provided below (collectively, the "Right of Repurchase").

2.     Repurchase Price. The Right of Repurchase shall be exercisable at a price equal to $.001 per share ("Repurchase Price").

(a)     Exercise Period. Subject to subsections (b) and (c) below, the Right of Repurchase shall be exercisable as follows:

(i)     In the event that Stockholder ceases to provide services to the Company as an employee, director or consultant ("Service") for any reason, with or without cause (subject to subsection 2(a)(iii) below), within forty-five (45) months of the date hereof (the "Vesting Period"), the Right of Repurchase shall apply to that number of shares of Restricted Stock as determined pursuant to Section 2(a)(ii) below, and shall be exercisable during the ninety (90)-day period following the date when Stockholder ceases to provide Service to Company.

(ii)    The Company's Right of Repurchase shall lapse with respect to one-sixteenth (.625%) of the shares of Restricted Stock on February 1, 2007 ("Initial Vesting Date"), and on each three month anniversary thereafter (May 1st, August 1st and November 1st) (each a "Vesting Date"), ratably during the forty-five (45) month period after the Initial Vesting Date, such that no shares of Restricted Stock shall be subject to the Right of Repurchase on November 1, 2010, and such shares shall be fully vested.

(iii)   Notwithstanding the foregoing, in the event Stockholder's Service with the Company is terminated by the Company for reasons other than for Cause (as such term is defined in the Employment Agreement), then the vesting of the Restricted Stock will accelerate so that the shares of Restricted Stock that are scheduled to vest on each of the next four (4) Vesting Dates following such Service termination date shall vest immediately upon such Service termination date.

(b)     Acceleration of Vesting. In the event a "Change of Control" (as defined below) transaction occurs, then the vesting of the Restricted Stock will accelerate so that fifty percent (50%) of the shares of Restricted Stock that are scheduled to vest on each Vesting Date following such Change of Control shall vest immediately prior to the closing of such Change of Control transaction. For purposes hereof, "Change in Control" means (i) a change in the ownership of the Company, or (ii) a change in the ownership of a substantial portion of the assets of the Company.

A change in the ownership of the Company occurs on the date that any one person or more than one person acting as a group acquires ownership of shares of Stock of the Company that, together with shares of Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the total outstanding shares of Stock of the Company. However, if any person or group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company, the acquisition of additional shares of Stock by the same person or persons or the transfer of shares by such person or persons to an entity, at least 50% of the total value or voting power of which is owned immediately after such transfer, directly or indirectly, by such person or persons, is not considered to cause a change in the ownership of the Company. Also, there is no Change in Control event when there is an acquisition of Stock by the Company or an employee benefit plan maintained by the Company, or when there is a transfer of Stock from any person or group to another person, group, or trust for estate planning purposes, or where, after the transfer of Stock, the Stock so transferred does not remain outstanding. Also there is no Change in Control event when and if Brad Greenspan transfers any of his ownership interest in the Company to LiveUniverse or a subsidiary of LiveUniverse.

A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group acquires assets from the Company that have a total gross fair market value of at least 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liability associated with such assets. There is no Change in Control when there is a transfer to an entity that is controlled by the Company's shareholders immediately after the transfer. The transfer of assets by the Company is not treated as a change in ownership of such assets if the assets are transferred to: (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to Stock of the Company; (b) an entity, 50% or more of the total value or voting power of which is owned immediately after the transfer, directly or indirectly, by the Company; (c) a person, or more than one person acting as a group, that owns immediately after the transfer, directly or indirectly, 50% or more of the total value or voting power of all the outstanding shares of Stock of the Company; or (d) an entity, at least 50% of the total value or voting power of which is owned immediately after the transfer, directly or indirectly, by a person described in (c) above.

Notwithstanding anything contained herein to the contrary, no Change in Control shall be considered to have occurred unless a "change in control event" would have occurred with respect to the Company under Internal Revenue Service Notice 2005-1 or any successor guidance or regulation.

In addition to the foregoing, if the Company sells, or otherwise transfers for value, one hundred percent (100%) of its interests in one or more of its portfolio companies or other assets to a third party (resulting in a change in ownership of such assets, but not constituting a Change of Control with respect to the Company) (a "Portfolio Transfer"), then the vesting of the Restricted Stock will accelerate so that Portfolio Percent (as defined below) of the shares of Restricted Stock that are scheduled to vest on each Vesting Date following such Portfolio Transfer shall vest immediately prior to the closing of such Portfolio Transfer. For Purposes hereof, "Portfolio Percent" shall mean the gross fair market value of the assets transferred in such Portfolio Transfer divided by the gross fair market value of the Company immediately prior to such Portfolio Transfer, as determined in the good faith judgment of the board of directors of the Company.

(c)     Non Applicability of Right of Repurchase. The Right of Repurchase shall not exist with respect to shares of Restricted Stock in the event that a determination is made by counsel for Company that such Right of Repurchase is not permitted under applicable federal or state securities laws.

(d)     Rights of Repurchase Adjustments. If there is any change in the number of outstanding shares of capital stock by reason of a stock split, reverse stock split, stock dividend, an extraordinary dividend payable in a form other than stock, recapitalization, combination or reclassification, or a similar transaction affecting the Company's outstanding securities without receipt of consideration, then (i) any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) distributed with respect to any Restricted Stock (or into which such Restricted Stock thereby become convertible) shall immediately be subject to the Right of Repurchase in the proportion that unvested shares of Restricted Stock bears to the all shares of Restricted Stock; and (ii) appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Restricted Stock and to the price per share to be paid upon the exercise of the Right of Repurchase; provided, however, that the aggregate Repurchase Price payable for the Restricted Stock shall remain the same.

(e)     Termination of Rights as Shareholder. If Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the shares of Restricted Stock to be repurchased in accordance with the terms hereof, then after such time the person from whom such shares are to be purchased shall no longer have any rights as a holder of such shares of Restricted Stock (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares of Restricted Stock shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered to Company.

(f)     Escrow. Upon issuance, the certificates for shares of Restricted Stock shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any new, substituted or additional securities or other property described in Section 2(d) above shall immediately be delivered to the Company to be held in escrow. All regular cash dividends on Restricted Stock (or other securities at the time held in escrow) shall be paid directly to the Purchaser and shall not be held in escrow. The shares of Restricted Stock, together with any other assets or securities held in escrow hereunder, shall be surrendered to the Company for repurchase and cancellation upon the Company's exercise of its Right of Repurchase. In any event, all shares of Restricted Stock (and any other vested assets and securities attributable thereto) shall be released following 90 days after the earlier of (i) the Purchaser's cessation of Service or (ii) the lapse of the Right of Repurchase, to the extent not otherwise repurchased by the Company in accordance with the terms hereof.

(g)     Retention of Shares. Purchaser shall immediately deliver to the Company the collateral instruments of transfer for the shares of Restricted Stock executed in blank, to be held by the Company until such time as all shares of Restricted Stock are no longer subject to the Right of Repurchase and any indebtedness with respect to those shares has been paid in full.

3.     Miscellaneous/General.

(a)     Amendment. No modification or amendment hereof shall be valid and binding, unless it be in writing and signed by Stockholder and the Company.

(b)     Benefit. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of Stockholder and the Company.

(c)     Headings. Section headings are inserted herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(d)     Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without reference to the conflict of laws principles thereof. Any dispute arising under or in relation to this Agreement shall be resolved in any competent court located in Los Angeles County, California, and each of the parties hereby submits irrevocably to the jurisdiction of any such court.

(e)     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

(f)     Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and all prior conversations, negotiations, understandings and agreements between the parties hereto concerning the subject matter hereof are hereby expressly superseded.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

"COMPANY"
BroadWebAsia, Inc.,
a British Virgin Island corporation

By: ________________________________
Name:
Title:

"STOCKHOLDER"

___________________________________
James Iacabucci